As filed with the Securities and Exchange Commission on March 31, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Twenty One Capital, Inc.

(Exact name of registrant as specified in its charter)

Texas	39-2506682
(Sate or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 Congress Avenue, Suite 500, Austin, Texas 78701	78701
(Address of Principal Executive Offices)	(Zip Code)

Twenty One Capital, Inc. 2025 Stock Incentive Plan

(Full title of the plan)

CT Corporation System

1999 Bryan Street, Suite 900

Dallas, TX 75201-3136

(Name and address of agents for service)

(214) 979-1172

(Telephone number, including area code, of agent for service)

Copies to:

Lorenzo Corte, Esq. Maria Protopapa, Esq. Skadden, Arps, Slate, Meagher & Flom (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom +44 20 7519 7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”). Documents containing such information have been or will be sent or delivered to participants in the Twenty One Capital, Inc. 2025 Stock Incentive Plan (the “2025 Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Twenty One Capital, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026;

(b) The Registrant’s Current Report on Form 8-K filed with the SEC on January 6, 2026; and

(c) The description of the Registrant’s Class A common stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on December 8, 2025 (File No. 001-42997), to register such securities under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Formation and Amended and Restated Bylaws contain provisions that limit the liability of the Registrant’s directors and officers for monetary damages to the fullest extent permitted by Texas law, as it presently exists or may hereafter be amended from time to time. Consequently, the Registrant’s directors and officers will not be personally liable to the Registrant or the Registrant’s shareholders for monetary damages for any breach of fiduciary duties as directors and officers, except liability for:

●	any breach of the director’s or officer’s duty of loyalty to the Registrant or its shareholders;

●	any act or omission not in good faith that constitutes a breach of duty to the Registrant or involves intentional misconduct or a knowing violation of law;

●	any transaction from which the director or officer received an improper personal benefit; or

●	an act or omission for which liability is otherwise expressly provided by an applicable statute.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Amended and Restated Certificate of Formation and Amended and Restated Bylaws provide that the Registrant is required to indemnify the Registrant’s directors and officers, in each case to the fullest extent permitted by Texas law. Any repeal of or modification to the Registrant’s Amended and Restated Certificate of Formation and Amended and Restated Bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to that amendment or repeal. The Registrant’s Amended and Restated Bylaws also provide that the Registrant will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of Texas law. The Registrant’s directors and officers will be covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities under the Securities Act. The Registrant has entered and expects to continue to enter into agreements to indemnify the Registrant’s directors and executive officers. With certain exceptions, these agreements provide for indemnification for (i) any and all liabilities and reasonable expenses, including damages, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement of any claim with the Registrant’s approval and reasonable counsel fees and disbursements and (ii) any liabilities incurred arising out of, relating to or resulting from the indemnitee’s acting on behalf of the Registrant in connection with the operation, administration or maintenance of the employee benefit plan or any related trust or funding mechanism. The Registrant believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation of liability and indemnification provisions in the Registrant’s Amended and Restated Certificate of Formation and Amended and Restated Bylaws may discourage shareholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Formation of Twenty One Capital, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed with the SEC on March 31, 2026).
4.2	Amended and Restated Bylaws of Twenty One Capital, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the SEC on December 12, 2025).
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Twenty One Capital, Inc. 2025 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form 8-K filed with the SEC on December 12, 2025).
99.2*	Form of Stock Option Grant Notice and Award Agreement (Incentive Stock Option) under Twenty One Capital, Inc. 2025 Stock Incentive Plan.
99.3*	Form of Stock Option Grant Notice and Award Agreement (Nonstatutory Stock Option) under Twenty One Capital, Inc. 2025 Stock Incentive Plan.
99.4*	Form of Restricted Stock Unit Grant Notice and Award Agreement under Twenty One Capital, Inc. 2025 Stock Incentive Plan.
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 31, 2026.

TWENTY ONE CAPITAL, INC.

By:	/s/ Jack Mallers
Name:	Jack Mallers
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Jack Mallers, Steven Meehan and James Nguyen, and each of them singly, our true and lawful attorneys, with full power of substitution, for each of them singly, to do any and all acts and all things and to execute any and all instruments which said attorneys and agents may deem necessary or desirable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, including, without limitation, to sign for us and in our names in the capacities indicated below, the Registration Statement to be filed with the SEC, and any and all pre-effective and post-effective amendments or supplements to this Registration Statement (whether such amendments or supplements are filed before or after the effective date of this Registration Statement), and any related registration statement filed pursuant to Rule 462 under the Securities Act, and any and all instruments or documents filed as part of or in connection with this Registration Statement or any and all amendments thereto (whether such amendments are filed before or after the effective date of this Registration Statement); and each of the undersigned hereby ratifies and confirms all that such attorneys and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack Mallers	Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2026
Jack Mallers

/s/ Steven Meehan	Chief Financial Officer (Principal Financial Officer)	March 31, 2026
Steven Meehan

/s/ Paolo Ardoino	Director	March 31, 2026
Paolo Ardoino

/s/ Zachary Lyons	Director	March 31, 2026
Zachary Lyons

/s/ Robert “Bo” Hines	Director	March 31, 2026
Robert “Bo” Hines

/s/ Raphael Zagury	Director	March 31, 2026
Raphael Zagury

/s/ Jared Roscoe	Director	March 31, 2026
Jared Roscoe

/s/ Vikas J. Parekh	Director	March 31, 2026
Vikas J. Parekh